EXHIBIT 10.32

DIRECTOR DEFERRED FEE AGREEMENT

THIS DIRECTOR DEFERRED FEE AGREEMENT (this “Agreement”) is adopted this 26th day of December, 2013, by and between by and between Riverview Bank, located in Marysville, Pennsylvania (hereinafter referred to as the “Bank”), and William Yaag (hereinafter referred to as the “Director”), and formalizes the agreements and understanding between the Bank and the Director. The Bank is the wholly owned subsidiary of Riverview Financial Corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Director serves as a member of the Bank’s Board;

WHEREAS, the Bank recognizes the valuable services the Director has performed for the Bank and wishes to encourage the Director’s continued service and to provide the Director with additional incentive to achieve corporate objectives;

WHEREAS, the Bank wishes to provide the terms and conditions upon which the Bank shall pay additional retirement benefits to the Director;

WHEREAS, the Bank and the Director intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Bank intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Director, a member of select group of management or highly compensated employee of the Bank;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Director agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1 “Administrator” means the Board or its designee.

1.2 “Affiliate” means any business entity with whom the Bank would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3 “Beneficiary” means the person or persons designated in writing by the Director to receive benefits hereunder in the event of the Director’s death.

1.4 “Benefit Payment Election Form” means the form established from time to time by the Administrator that the Director completes, signs and returns to the Administrator to designate the timing of the payment of the Deferral Account balance.

1.5 “Board” means the Board of Directors of the Bank.

1.6 “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Bank; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Bank; fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service resulting in a material adverse effect on the Bank; or defaulting on a loan made by the Bank.

1.7 “Change in Control” means a change in the ownership or effective control of the Bank or the Corporation, or in the ownership of a substantial portion of the assets of the Bank or the Corporation, as such change is defined in Code Section 409A and regulations thereunder.

1.8 “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Contribution” means the amount the Bank contributes to the Deferral Account, calculated according to the provisions of Article 2.

1.11 “Crediting Rate” means the interest rate to use to credit interest on the Deferral Account balance, as determined annually by the Board in its sole discretion.

1.12 “Disability” means a condition of the Director whereby the Director either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. The Administrator will determine whether the Director has incurred a Disability based on its own good faith determination and may require the Director to submit to reasonable physical and mental examinations for this purpose. The Director will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.13 “Effective Date” means January 1, 2014.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Fees” means the total amount of fees payable to the Director.

1.16 “Normal Benefit Age” means the age selected by the Director on the Benefit Payment Election Form.

1.17 “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.18 “Separation from Service” means a termination of the Director’s service with the Bank and its Affiliates for reasons other than death and Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Director continues to provide some services for the Bank or its Affiliates after that date, provided that the facts and circumstances indicate that the Bank and the Director reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the

Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Director performed services for the Bank, if that is less than thirty-six (36) months). In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury Regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.19 “Specified Employee” means an individual who at the time of Separation from Service satisfies the definition of a “key employee” of the Bank as such term is defined in Code Section 416(i) (without regard to Code Section 416(i)(5)), provided that the stock of the Bank is publicly traded on an established securities market or otherwise, as defined in Treasury Regulations Section 1.897-1(m). If the Director is a key employee at any time during the twelve (12) months ending on December 31, the Director is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.20 “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Beneficiary, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

ARTICLE 2

CONTRIBUTIONS

2.1 Elections Generally. The Director may annually file a Deferral Election Form with the Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to the compensation to be deferred will be performed.

2.2 Initial Election. After being notified by the Administrator of becoming eligible to participate in this Agreement, the Director may make an initial deferral election by delivering to the Administrator a signed Deferral Election Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Fees to be deferred. However, if the Director was eligible to participate in any other account balance plans sponsored by the Bank (as referenced in Code Section 409A) prior to becoming eligible to participate in this Agreement, the initial election to defer Fees under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Director became eligible to participate in this Agreement.

2.3 Election Changes. The Director may modify the amount of Deferrals annually by filing a new Deferral Election Form with the Bank. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Bank.

2.4 Hardship. If an Unforeseeable Emergency occurs, the Director, by written instructions to the Bank, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

ARTICLE 3

DEFFERAL ACCOUNT

3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

(a) Any Deferrals hereunder; and

(b) Interest as follows:

(i) On the last day of each month and immediately prior to the distribution of any benefits, interest shall be credited on the Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly; and

(ii) On the last day of each month during any installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly.

3.2 Recordkeeping Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

ARTICLE 4

PAYMENT OF BENEFITS

4.1 Normal Benefit. Upon Separation from Service on or after Normal Benefit Age, the Bank shall pay the Director the Deferral Account balance in lieu of any other benefit hereunder. This benefit shall be paid to the Director as elected on the Benefit Payment Election Form commencing the month following Separation from Service.

4.2 Separation from Service Prior to Normal Benefit Age. In the event of a Separation from Service prior to Normal Benefit Age the Bank shall pay the Director the Deferral Account balance in lieu of any other benefit hereunder. This benefit shall be paid to the Director as elected on the Benefit Payment Election Form commencing the month following Separation from Service.

4.3 Disability. In the event the Director suffers a Disability prior to Normal Benefit Age, the Bank shall pay the Director the Deferral Account balance in lieu of any other benefit hereunder. This benefit shall be paid to the Director as elected on the Benefit Payment Election Form commencing the month following Disability.

4.4 Change in Control. If a Change in Control occurs, followed within twenty-four (24) months by Separation from Service, provided, however, that such Separation from Service occurs prior to Normal Benefit Age, the Bank shall pay the Director the Deferral Account balance in lieu of any other benefit hereunder. This benefit shall be paid to the Director as elected on the Benefit Payment Election Form commencing the month following Separation from Service.

4.5 Death Prior to Separation from Service. In the event the Director dies prior to Separation from Service, the Bank shall pay the Beneficiary the Deferral Account balance in lieu of any other benefit hereunder. This benefit shall be paid to the Beneficiary as elected on the Benefit Payment Election Form commencing the month following the Director’s death.

4.6 Death Subsequent to Commencement of Benefit Payments. In the event the Director dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Bank shall pay the Beneficiary the same amounts at the same times as the Bank would have paid the Director, had the Director survived.

4.7 Hardship Distribution. If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out as a Hardship Distribution is the Deferral Account balance as of the day the Director petitioned the Board to receive a Hardship Distribution. A Hardship Distribution shall reduce the Deferral Account balance.

4.8 Termination for Cause. If the Bank terminates the Director’s service for Cause, then the Director shall forfeit all benefits hereunder.

4.9 Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Director due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Director’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

4.10 Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics laws or conflicts of interest laws; (iii) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (iv) to pay employment-related taxes; or (v) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

4.11 Delays in Payment by Bank. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event, provided that the delay in payment complies with all of the requirements of Treasury Regulation §1.409A-2(b)(7). The delay in the payment will not constitute a subsequent deferral election, so long as the Bank treats all payments to similarly situated service providers on a reasonably consistent basis.

(a) Payments subject to Code Section 162(m). If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Director (or the Beneficiary in the event of the Director’s death) either (i) during the Director’s first taxable year in which the Bank reasonably anticipates, or should reasonably anticipate, that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m), or (ii) during the period beginning with the date of the Director’s Separation from Service and ending on the later of the last day of the year in which the Separation from Service occurs or the 15th day of the third month following the Separation from Service, subject to further delay in accordance with Treasury Regulation §1.409A-2(b)(7) if the Director is a Specified Employee at the time of the Separation from Service.

(b) Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code is not treated as a violation of law.

(c) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Bank to continue as a going concern.

4.12 Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Bank cannot calculate the payment amount on account of administrative impracticality which is beyond the Director’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Bank does not have sufficient funds to make the payment without jeopardizing the Bank’s solvency, in the first calendar year in which the Bank’s funds are sufficient to make the payment.

4.13 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Bank and the Administrator from further liability on account thereof.

4.14 Changes in Form of Timing of Benefit Payments. The Director may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such change:

(a) must take effect not less than twelve (12) months after the amendment is made;

(b) must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c) must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d) may not accelerate the time or schedule of any distribution.

ARTICLE 5

BENEFICIARIES

5.1 Designation of Beneficiaries. The Director may designate any person to receive any benefits payable under the Agreement upon the Director’s death, and the designation may be changed from time to time by the Director by filing a new designation. Each designation will revoke all prior designations by the Director, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Director’s lifetime. If the Director names someone other than the Director’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Director’s spouse and returned to the Administrator. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Director, the Bank shall pay the benefit payment to the Director’s spouse. If the spouse is not living then the Bank shall pay the benefit payment to the Director’s living descendants per stirpes, and if there are no living descendants, to the Director’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Director’s personal representative, executor, or administrator.

ARTICLE 6

ADMINISTRATION

6.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Bank, Director or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2 Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

6.3 Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

6.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Bank to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Bank.

6.5 Bank Information. The Bank shall supply full and timely information to the Administrator on all matters relating to the Director’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

6.6 Termination of Participation. If the Administrator determines in good faith that the Director no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to prohibit any additional Contributions hereunder.

6.7 Compliance with Code Section 409A. The Bank and the Director intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Director or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures.

7.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b) Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; and (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1 Agreement Amendment Generally. Except as provided in Section 8.2, this Agreement may be amended only by a written agreement signed by both the Bank and the Director.

8.2 Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Bank at any time, if found necessary in the opinion of the Bank, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Bank’s banking regulators.

8.3 Agreement Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Director. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4.

ARTICLE 9

MISCELLANEOUS

9.1 No Other Effect on the Director’s Rights. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Director without regard to the existence hereof.

9.2 State Law. To the extent not governed by the Code or ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

9.3 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.4 Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5 Unsecured General Creditor Status. Payment to the Director or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Bank and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Bank purchases an insurance policy insuring the life of the Director to recover the cost of providing benefits hereunder, neither the Director nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

9.6 Life Insurance. If the Bank chooses to obtain insurance on the life of the Director in connection with its obligations under this Agreement, the Director hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Bank or the insurance company designated by the Bank.

9.7 Unclaimed Benefits. The Director shall keep the Bank informed of the Director’s current address and the current address of the Beneficiary. If the location of the Director is not made known to the Bank within three years after the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Director’s benefits until the location of the Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefits for the Director until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Director’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Bank, the Director and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

9.8 Removal. Notwithstanding anything in this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Director pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

9.9 Notice. Any notice, consent or demand required or permitted to be given to the Bank or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Bank’s principal business office. Any notice or filing required or permitted to be given to the Director or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Director or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

9.10 Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.11 Alternative Action. In the event it becomes impossible for the Bank or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.12 Coordination with Other Benefits. The benefits provided for the Director or the Beneficiary under this Agreement are in addition to any other benefits available to the Director under any other plan or program of the Bank. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

9.13 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successor and assigns, and the Director, the Director’s successors, heirs, executors, administrators, and the Beneficiary.

9.14 Tax Withholding. The Bank may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Director shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

9.15 Aggregation of Agreement. If the Bank offers other account balance deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Director and a representative of the Bank have executed this Agreement as indicated below:

Director:	Bank:

/s/ William Yaag	By:	/s/Theresa M. Wasko
	Its:	Chief Financial Officer